Exhibit 2

              AMENDMENT NUMBER ONE TO REGISTRATION RIGHTS AGREEMENT

     AMENDMENT NUMBER ONE TO REGISTRATION RIGHTS AGREEMENT (the "Amendment"), dated as of December 15, 1999, by and between TPG Magellan LLC, a Delaware limited liability company ("TPG" or the "Investor") and Magellan Health Services, Inc., a Delaware corporation (the "Company").

     Reference is hereby made to the Registration Rights Agreement, dated as of July 19, 1999 (the "Agreement"), by and between the Investor and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

                              W I T N E S S E T H:

     WHEREAS, each of the Company and the Investor has determined that it is in its best interest to amend the Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     Section 1.  AMENDMENT. The Agreement is hereby amended as follows:

     (a) The first "WHEREAS" paragraph is deleted and replaced in its entirety with the following paragraph:

     "WHEREAS, the Company and the Investor have entered into an Investment Agreement, dated as of July 19, 1999, as amended and restated to the date hereof (the "Investment Agreement"), pursuant to which the Investor has agreed to purchase from the Company, and the Company has agreed to: (i) issue and sell to the Investor shares of the Company's Series A Cumulative Convertible Preferred Stock, without par value (the "Series A Preferred Stock") having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations attached as Exhibit A to the Investment Agreement and (ii) grant an option to purchase additional Series A Preferred Stock; and"

     (b) The first five lines of the definition of "Registrable Securities" are deleted and replaced with the following:

     `"REGISTRABLE SECURITIES" means (i) any shares of Series A Preferred Stock,
(ii) any shares of Series B Cumulative Convertible Preferred Stock, without par value (the "Series B Preferred Stock"), having the rights, preferences, privileges and restrictions set forth in the form of Certificate of Designations attached as Exhibit B to the Investment Agreement and which, in certain circumstances set forth in the Series A Certificate of Designations, the Company may be required to deliver, (iii) any shares of Common Stock or other securities issued upon the conversion of or as a dividend with respect to the Series A Preferred Stock or Series B Preferred Stock, (iv) any securities of the Issuer acquired by the Investor or its Affiliates in accordance with Section 6.01(c) or
Section 8.05 of the Investment Agreement and (v) any securities that may be'".

     Section 2. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

     Section 3. GOVERNING LAW. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules.

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

                                         TPG MAGELLAN LLC


                                         By  /s/ Jonathan J. Coslet
                                             ----------------------
                                             Name:  Jonathan J. Coslet
                                             Title: Senior Vice President


                                         MAGELLAN HEALTH SERVICES, INC.


                                         By /s/ Clifford W. Donnelly
                                            ------------------------
                                             Name:  Clifford W. Donnelly
                                             Title: Executive Vice President
                                                    and Chief Financial Officer